Exhibit 10.1

TRUST AGREEMENT

This Trust Agreement is amended and restated this _21 day of _September , 2007, by and between Royal Caribbean Cruises Ltd. (“Company”) and Northern Trust, NA (“Trustee”);

WHEREAS, Company currently employs Richard D. Fain (“Employee”) as its Chairman and CEO and has entered into an employment agreement (the “Agreement”) with Employee dated as of March 31, 2007;

WHEREAS, Company has incurred and expects to incur liability under the Agreement with respect to Employee;

WHEREAS, Company established a trust (the “Trust”) and has contributed to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s “Insolvency,” as herein defined, until paid to Employee and his beneficiary(ies) in such manner and at such times as specified in the Agreement;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for Employee as a member of a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source to assist it in meeting its liabilities under the Agreement;

NOW, THEREFORE, the parties do hereby amend and restate the Trust and agree that the Trust shall continue to be comprised, held and disposed of as follows:

Section 1.	Continuance of Trust.

(a)       Company has deposited with Trustee in trust certain shares of common stock of Company, par value $0.01 per share, which is the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established shall be irrevocable.

(c)       The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d)       The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Employee and general creditors as herein set forth. Employee and his beneficiary(ies) shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall

PHBF1\411332\2

be mere unsecured contractual rights of Employee and his beneficiary(ies) against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e)       Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor Employee shall have any right to compel such additional deposits.

(f)        Trustee shall have no duty to enforce any funding obligations of Company, and the duties of Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Agreement.

Section 2.	Payments to Employee and His Beneficiary(ies).

(a)       Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect to Employee (and his beneficiary(s)), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Agreement), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to Employee and his beneficiary(s) in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b)       The entitlement of Employee or his beneficiary(ies) to the benefits under the Agreement shall be determined by Company or such party as it shall designate under the Agreement, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Agreement.

(c)       Company may make payment of benefits directly to Employee or his beneficiary(ies) as they become due under the terms of the Agreement. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Employee or his beneficiary(ies). In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Agreement, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient to make a payment under the Payment Schedule.

(d)	The Payment Schedule is attached hereto as Schedule A.

PHBF1\411332\2

090207

Section 3.         Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

(a)       Trustee shall cease payment of benefits to Employee and his beneficiary(ies) if Company is Insolvent, subject to the provisions of paragraph (b) of this Section. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)       At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)       The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Employee or his beneficiary(ies).

(2)       Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3)       Trustee may appoint an independent accounting, consulting or law firm to assist Trustee in making any determination of solvency required by Trustee under this Section. In such event, Trustee may give consideration to the report submitted by such firm when Trustee makes its determination of solvency. Trustee shall also be responsible for the prudent selection of such firm.

(4)       If at any time the Board of Directors or the Chief Executive Officer of Company notifies Trustee or Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Employee or his beneficiary(ies) and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Employee or his beneficiary(ies) to pursue their rights as general creditors of Company with respect to benefits due under the Agreement or otherwise.

(5)       Trustee shall resume the payment of benefits to Employee or his beneficiary(ies) in accordance with Section 2 hereof only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent). In connection with its determination, Trustee may rely on an order from the U.S. Bankruptcy Court or other court of competent jurisdiction.

PHBF1\411332\2

090207

(c)       Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to paragraph (b) of this Section and subsequently resumes such payments, the first payment following such discontinuance, to the extent not inconsistent with an order from the U.S. Bankruptcy Court or other court of competent jurisdiction, shall include the aggregate amount of all payments due to Employee or his beneficiary(ies) under the terms of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Employee or his beneficiary(ies) by Company in lieu of the payments provided for hereunder during any such period of discontinuance, all in accordance with the Payment Schedule, which shall be modified by Company as necessary to comply with the provisions of this paragraph (c).

Section 4.	Payments to Company.

Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits has been made to Employee and his beneficiary(ies) pursuant to the terms of the Agreement. Trustee shall be entitled to rely conclusively upon Company’s written certification that all such payments have been made.

Section 5.	Investment Authority.

(a)       Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. Subject to paragraphs (b), (c) and (d) of this Section, all rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Employee.

(b)       Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(c)       Company may issue written investment guidelines to Trustee from time to time and, subject to those guidelines (if any) and to paragraphs (b) and (d) of this Section, Trustee may invest in property of any kind. Trustee shall have no responsibility for determining whether Company’s exercise of the right described in paragraph (b) of this Section has been properly exercised or for any investment losses that may result from its exercise.

(d)       Company may, by written notice to Trustee, assume ongoing investment responsibility for any portion (but not for all) of the Trust assets (and shall be deemed to have assumed such responsibility with respect to any shares of Company stock held in the Trust), in which event Trustee shall act with respect to such assets only as directed by Company and shall have no investment review responsibility therefor.

(e)       Trustee shall not make any investment review of, consider the propriety of holding or selling, or vote other than as directed by Company, any assets of the Trust Fund

PHBF1\411332\2

090207

for which Company shall have investment responsibility in accordance with this Section 5, except that if Trustee shall not have received contrary instructions from Company, Trustee shall invest for short-term purposes any cash in its custody in bonds, notes and other evidences of indebtedness having a maturity date not beyond five years from the date of purchase, United States Treasury bills, commercial paper, bankers’ acceptances and certificates of deposit, and undivided interests or participations therein, and participations in regulated investment companies for which Trustee or its affiliate is the adviser.

Section 6.	Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.	Accounting by Trustee.

(a)       Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

(b)       In the absence of the filing in writing with Trustee by Company of exceptions or objections to any such account within 120 days from the date of the receipt of the account by Company, Company shall be deemed to have approved such account; in such case, or upon the written approval by Company of any such account, except with respect to any reasonable allegation or complaint of negligence or willful misconduct against Trustee, Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction.

Section 8.	Responsibility of Trustee.

(a)       Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given in writing by Company, unless Trustee knows or should know that such direction, request or approval is either not contemplated by

PHBF1\411332\2

090207

or not in conformity with the terms of this Trust. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)       If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c)       Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d)       Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)       Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)        Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

(g)       Company (which has the authority to do so under the laws of its state of incorporation) shall indemnify Northern Trust, NA, and defend it and hold it harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys’ fees) incurred by Northern Trust, NA pursuant to a legal action against it or Company with respect to (1) its carrying out its responsibilities or providing services under this Trust Agreement, or its status as Trustee, or by reason of any act or failure to act under this Trust Agreement (provided, in each case, that Trustee acted at all times in a manner consistent with the standard set forth in paragraph (a) of this Section), except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee’s negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Trust Agreement, or (2) a determination by the Internal Revenue Service or by the U.S. Department of Labor, as applicable, that the Agreement fails to qualify as a top-hat plan exempt from Parts 2, 3, and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended. This paragraph (g) shall survive the termination of this Trust Agreement.

(h)       Trustee shall not be liable for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond

PHBF1\411332\2

090207

Trustee’s reasonable control, including but not limited to any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation; failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God.

Section 9.	Compensation and Expenses of Trustee.

All administrative and Trustee’s fees and expenses shall be paid from the Trust.

Section 10.	Resignation and Removal of Trustee.

(a)       Trustee may resign at any time by written notice to Company, which shall be effective 60 days after receipt of such notice unless Company and Trustee agree otherwise.

(b)       Trustee may be removed by Company at any time by written notice to Trustee, which shall be effective 60 days after receipt of such notice or upon shorter notice accepted by Trustee.

(c)       Upon resignation or removal of Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(d)       If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.

(e)       The resigning or removed Trustee is authorized to reserve such amount as may be necessary for the payment of its reasonable fees and expenses incurred prior to resignation or removal. All reasonable expenses of Trustee in connection with any proceeding for appointment of a successor, settlement of Trustee’s accounts, or instructions to a successor shall be allowed as administrative expenses of the Trust. The 60-day period set forth in paragraph (c) of this Section may be extended by agreement of the parties if necessary to settle Trustee’s accounts by agreement with Company or by a court of competent jurisdiction. Company’s consent to extension of such period shall not be unreasonably withheld.

Section 11.	Appointment of Successor.

(a)       If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee,

PHBF1\411332\2

090207

including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.

(b)       The successor trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for and Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor trustee.

Section 12.	Amendment or Termination.

(a)       This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Agreement, as certified to in writing by Company (upon which certification Trustee may conclusively rely), materially reduce the rights of Employee, as certified to in writing by Company (upon which certification Trustee may conclusively rely), or make the Trust revocable.

(b)       The Trust shall not terminate until the date on which there are no longer any assets held in the Trust or Employee and his beneficiary(ies) are no longer entitled to benefits pursuant to the terms of the Agreement, as certified to in writing by Company (upon which certification Trustee may conclusively rely). Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

Section 13.	Miscellaneous.

(a)       Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)       Benefits payable to Employee and his beneficiary(ies) under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)       This Trust Agreement shall be governed by and construed in accordance with the laws of Florida.

(d)       Any action required to be taken by Company shall be by resolution of its board of directors or by written direction of one or more of its president, any vice president or treasurer or anyone designated by such person to act on behalf of Company. Trustee may rely upon a resolution or direction filed with Trustee and shall have no responsibility for any action taken by Trustee in accordance with any such resolution or direction.

PHBF1\411332\2

090207

(e)       In making payments to service providers pursuant to authorized directions, Company acknowledges that Trustee is acting as paying agent, and not as the payor, for tax information reporting and withholding purposes.

(f)        This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

Section 14.	Effective Date.

The effective date of this amended and restated Trust Agreement shall be September 21, 2007.

ROYAL CARIBBEAN CRUISES LTD.

Attest:

/s/ Bradley H. Stein	By: /s/ Brian J. Rice
Bradley H. Stein	Name: Brian J. Rice
Secretary	Title: EVP & CFO

NORTHERN TRUST, NA

By: /s/ Stephen A. Lynch III

Name: Stephen A. Lynch III

Title: Senior Vice President

PHBF1\411332\2

090207

SCHEDULE A

PAYMENT SCHEDULE

Trustee will pay all Trust assets in a lump sum as follows and on the first to occur of the following days: (i) to Employee on the first day following the six-month anniversary of Employee’s termination of employment from Company except in the event such termination is on account of death; (ii) to Employee’s beneficiary(ies) on the 60th day following Employee’s death; or (iii) to Employee on the 60th day following the date on which Employee – before his termination of employment with the Company – incurs a disability that meets the definition of “disability” in section 409A of the Code. Company shall notify Trustee of the beneficiary(ies) that Employee has designated by written notice to Company and, if Employee has failed to designate a beneficiary(ies), Trustee shall make payment (if required by (ii) above) to the executor of Employee’s estate.

In the event Employee or his beneficiary(ies) is determined to be taxable on any amount in the Trust prior to the time of actual receipt thereof, a distribution shall be made by Trustee to Employee or his beneficiary(ies), provided that such distribution does not contravene section 409A of the Code, as directed by Company in an amount sufficient to pay such tax. An amount in the Trust shall be determined to be taxable upon the receipt by Employee or his beneficiary(ies) or Company of (i) a final determination by the United States Internal Revenue Service or state or local taxing authority which is not appealed to the courts; (ii) a final determination by a court of competent jurisdiction; or (iii) an opinion of Drinker Biddle & Reath LLP, addressed to Company, Trustee and Employee or his Beneficiary(ies), that amounts in the Trust are taxable to Employee or his beneficiary(ies) prior to actual receipt thereof. Company shall deliver a copy of any such determination, order or opinion to Trustee. The amount to be distributed shall be the amounts of tax determined by such taxing authority or court, or as calculated by Drinker Biddle & Reath LLP in connection with its opinion. Any distributions from the Trust to Employee or his beneficiary(ies) shall be applied as an offset to the benefits, if any, payable under the Agreement.

PHBF1\411332\2